UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2007

REAL ESTATE ASSOCIATES LIMITED VI

(Exact name of Registrant as specified in its charter)

            California

        0-13112

  95-3778627

(State or other jurisdiction

(Commission

     (I.R.S. Employer

     of incorporation)

File Number)

  Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

Real Estate Associates Limited VI, a California limited partnership (the “Registrant”), holds a 99.9% general partnership interest in Real Estate Associates III (“REA III”), a California general partnership.  An affiliate of the general partner of the Registrant holds the remaining general partner interest in REA III.  REA III owns a 99% limited partnership interest in Eastridge Associates, Ltd., a Virginia limited partnership (“Eastridge”). On November 15, 2007, Eastridge sold its sole investment property, located in Bristol, Virginia, which consists of 96 units, to a third party, Eastridge Apartments, LLC for a sales price of approximately $1,375,000.  REA III received approximately $1,069,000 as a distribution from net sales proceeds.  The remaining sales proceeds were used to satisfy liabilities associated with Eastridge, including the mortgage encumbering the property.  The Registrant, through its ownership interest in REA III, is obligated under a certain non-recourse note (the “Note”) in the principal amount of approximately $170,000, which bears interest at 9.5% per annum and is payable to an affiliate of the general partner of Eastridge and his affiliates.  As of November 15, 2007, accrued interest outstanding on the Note was approximately $387,000.  REA III used approximately $557,000 of the distribution received to repay the Note and related accrued interest.  REA III distributed the remaining portion of the distribution of approximately $512,000 to the Registrant.  The Registrant had no remaining investment balance in Eastridge at September 30, 2007.

In accordance with the Restated Certificate and Agreement of Limited Partners of the Registrant, the Registrant’s corporate general partner intends to utilize the sales proceeds received for the Registrant’s operations and reserves.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL ESTATE ASSOCIATES LIMITED VI

By: /s/Stephen B. Waters
Stephen B. Waters
Vice President

Date: November 21, 2007